Exhibit 10.68
SETTLEMENT AGREEMENT
          THIS AGREEMENT, entered into this 24th day of April, 2007 (“Effective Date”), by and between Cardiac Science Corporation and all affiliates thereof (“Cardiac Science”), a Delaware corporation with a principal place of business at 3303 Monte Villa Parkway Bothell, Washington 98021, Koninklijke Philips Electronics N.V. (“Royal Philips”), a Netherlands corporation with a principal place of business at Groenewoudseweg 1, 5621 BA Eindhoven, The Netherlands, and Philips Electronics North America Corporation (“Philips Electronics”), a Delaware corporation with a principal place of business at 1251 Avenue of the Americas, New York, New York, 10020. Royal Philips and Philips Electronics and all affiliates thereof are collectively referred to as “Philips.” Cardiac Science, Royal Philips, and Philips Electronics are separately referred to as “Party” and collectively as the “Parties.”
Recitals
WHEREAS:
A.	Cardiac Science is the owner by assignment of United States Patents Nos. 5,579,919; 5,402,884; 5,645,571; 5,700,281; 5,797,969; 5,984,102; 6,088,616; 5,897,576; 6,029,085; and 6,366,809 (collectively “the Cardiac Science Asserted Patents”).

B.	Royal Philips is the owner by assignment of United States Patents Nos. 6,016,059; 5,879,374; 5,800,460; 6,047,212; 5,607,454; 5,591,213; 6,230,054; 5,773,961; 5,899,926; 5,904,707, and 5,868,792 (collectively “the Philips Asserted Patents”).

C.	The Parties have asserted infringement of the Cardiac Science Asserted Patents and the Philips Asserted Patents in United States District Court, District of Minnesota, Civil Action No. 03-1064 (“the Minnesota Action”).

D.	Royal Philips and Philips Electronics denied infringement, validity or enforceability of the Cardiac Science Asserted Patents.

E.	Cardiac Science denied infringement, validity or enforceability of the Philips Asserted Patents.

F.	On July 19, 2006, the Court in the Minnesota Action issued a non-final order (“the July 19, 2006 Order”) holding that all the claims of United States Patent Nos. 5,645,571 and 5,797,969 are invalid under 35 U.S.C. § 102(b). Cardiac Science disputes this holding but has not yet had the opportunity to appeal it.

G.	On December 11, 2006, the Court in the Minnesota Action issued a non-final order (“the December 11, 2006 Order”) holding that claims 8-10 of United States Patent No. 6,047,212 are invalid for failure to comply with 35 U.S.C. § 112, ¶ 1. Philips disputes this holding but has not yet had the opportunity to appeal it.

H.	Cardiac Science, Royal Philips and Philips Electronics mutually desire to settle and compromise the dispute between them subject to and upon the terms and conditions herein set forth, including all attachments.
          NOW, THEREFORE, for and in consideration of the foregoing, and the mutual covenants, promises, and agreements set forth in this agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant, promise, and agree as follows:
1. Definitions:
1.1. “Affiliates” as used in this Agreement means, with respect to each Party, any and all corporations, limited liability companies, partnerships, corporations joint ventures or other entities of any kind, directly or indirectly, controlled by, controlling, or under the common control of a Party. Any such entity shall be deemed to be an Affiliate only as long as such control exists. For purposes of this definition, an entity shall be deemed to “control” another entity when the controlling entity (i) is directly or indirectly the legal or beneficial owner of more than 50% of the outstanding voting securities of a corporate entity with the right to vote for the election of the directors (or the equivalent thereof) or comparable voting interest in the entity, joint venture or other non-corporate entity, or (ii) has possession, directly or indirectly, of the power to direct (or cause the direction of) the management and policies of the other entity or (iii) has control of the other entity under applicable securities laws or regulations.
1.2. CARDIAC SCIENCE CURRENT PRODUCTS means any and all products sold now or in the past by Cardiac Science or its predecessor companies as of the Effective Date, including but not limited to the products listed in Attachment A, as defined by the functional configuration and feature set available in those products as of the Effective Date.
1.3. NEW CARDIAC SCIENCE PRODUCT means a Cardiac Science product commercialized after the Effective Date that differs in functional configurations or feature sets from the CARDIAC SCIENCE CURRENT PRODUCTS.
1.4. PHILIPS CURRENT PRODUCTS means any and all products sold now or in the past by Philips or its predecessor companies as of the Effective Date, including but not limited to the Philips products listed in Attachment B, as defined by the functional configuration and feature set available in those products as of the Effective Date.

1.5. NEW PHILIPS PRODUCT means a Philips product commercialized after the Effective Date that differs in functional configurations or features set from the PHILIPS CURRENT PRODUCTS.
2. Release of Claims
2.1. Cardiac Science: Cardiac Science releases, forever discharges and covenants not to sue Philips and their Affiliates from any and all claims, causes of action, suits, demands, damages, injuries, duties, rights, obligations, liability, adjustments, responsibilities, judgments, trespasses, costs, attorneys fees, or other expenses of any kind that Cardiac Science raised or could have raised in this action or otherwise in law or in equity, whether known or unknown, suspected or unsuspected to exist, now or existing or later acquired, based upon any events occurring prior to the Effective Date of this Agreement relating to infringement of any patents owned by Cardiac Science. This release, discharge and covenant not to sue shall also inure to the benefit of any person, company, corporation, partnership, organization or entity, regardless of how organized, that had any participation in creating, selling, using, importing, manufacturing or offering to sell the accused products of Philips or any versions of the accused products of Philips identified in the Minnesota Action including any PHILIPS CURRENT PRODUCTS.
2.2. Philips: Philips releases, forever discharges and covenants not to sue Cardiac Science and their Affiliates from any and all claims, causes of action, suits, demands, damages, injuries, duties, rights, obligations, liability, adjustments, responsibilities, judgments, trespasses, costs, attorneys fees, or other expenses of any kind that Philips raised or could have raised in this action or otherwise in law or in equity, whether known or unknown, suspected or unsuspected to exist, now or existing or later acquired, based upon any events occurring prior to the Effective Date of this Agreement relating to infringement of any patents owned by Philips. This release, discharge and covenant not to sue shall also inure to the benefit of any person, company, corporation, partnership, organization or entity, regardless of how organized, that had any participation in creating, selling, using, importing, manufacturing or offering to sell the accused products of Cardiac Science or any versions of the accused products of Cardiac Science identified in the Minnesota Action including any CARDIAC SCIENCE CURRENT PRODUCTS.
3. Covenant Not To Sue On Current Products
3.1. Cardiac Science: Cardiac Science covenants not to assert any claim of patent infringement against Philips and its Affiliates under any and all Cardiac Science patents without limitation, whether presently owned or later acquired by Cardiac Science, for any PHILIPS CURRENT PRODUCT.
3.2. Philips: Philips covenants not to assert any claim of patent infringement against Cardiac Science and its Affiliates under any and all Philips patents without limitation, whether presently owned or later acquired by Philips, for any CARDIAC SCIENCE CURRENT PRODUCT.
4.	Enforcement of Agreement: This Agreement shall be construed and enforced under and in accordance with the laws of the United States and the state of Minnesota. Any action between the parties brought to enforce or interpret the provisions of this or in any other way related to this Agreement, the Cardiac Science Asserted Patents, or the Philips Asserted Patents shall be brought in the United States District Court for the District of Minnesota. Cardiac Science, Royal Philips and Philips Electronics agree to jurisdiction in Minnesota for any action between the parties related to this Agreement.

5.	Warranty of Authority: Cardiac Science, Royal Philips and Philips Electronics each warrants and represents that the individual signing this Agreement is authorized to do so on its behalf.
6.	Entry of Stipulated Dismissal with Prejudice: Cardiac Science, Royal Philips and Philips Electronics agree and stipulate to entry of a dismissal with prejudice in the form attached hereto as Attachment C, which counsel for each of the respective Parties shall execute and promptly file after execution of this agreement, and agree not to oppose the Parties’ respective motions to vacate the Court’s respective orders concerning invalidity.
7.	Entry into License Agreement: Concurrent with the execution of this Agreement, Cardiac Science, Royal Philips and Philips Electronics shall enter into a License Agreement in the form attached hereto as Attachment D.
8. Confidentiality:
8.1. The Parties agree that the terms of this Agreement will be treated as confidential and maintained in confidence by and between the Parties, their attorneys, tax advisors/and or public accountants and will not be disclosed to any other person or entity other than their Affiliates. This obligation does not apply when and to the extent such information is disclosed under a confidentiality agreement to a third party who is a potential or actual assignee of the License Agreement or a potential or actual beneficiary of the Settlement Agreement, except (i) as may be required by law, including SEC regulations, or pursuant to a protective order entered or process issued by a court of law or administrative agency and (ii) that the terms of this Agreement may be disclosed to outside legal counsel and independent outside auditors provided that such outside legal counsel and independent outside auditors agree to maintain the contents of this Agreement in confidence.

8.2. Notwithstanding any other provision of Article 8, the Parties may disclose to third parties the existence of this Agreement. The fact that the parties have resolved this dispute by agreement and entered into a cross-license shall not be confidential. The Parties will agree on an acceptable initial statement for public release to be made upon the dismissal of the Minnesota Action.
8.3. In the event either party is compelled by any court or administrative, judicial or quasi-judicial agency, or requested by any third party, to disclose the Agreement, the party or party receiving the request or demand agrees to notify the other party of such disclosure as required by law, including SEC regulations, or in accordance with the order or notice compelling the disclosure. If not otherwise required by law or such order or notice, the party agrees to notify the other party at least ten (10) days prior to the date set for disclosure, or within a reasonable time prior to the disclosure if the request or demand is received less than fourteen (14) days prior to the disclosure date.
9.	Dispute Resolution Mechanism: Without detracting from any other provision in this Agreement, the Parties agree to make all reasonable efforts to agree on a Dispute Resolution Mechanism to address NEW CARDIAC SCIENCE PRODUCTS and NEW PHILIPS PRODUCTS. The Dispute Resolution Mechanism is to be set forth in a separate Dispute Resolution Agreement within a reasonable time from execution of this agreement. Should the parties not agree on the terms of the Dispute Resolution Agreement within forty five (45) days of execution of this agreement, the parties agree to mediate the dispute in Seattle, Washington or other agreed on location within thirty (30) days. During the forty-five (45) day period, the Parties shall not file any patent infringement suits. The Parties may agree to extend this period further.

10. Miscellaneous Provisions
10.1. Amendment: This Agreement may be changed, modified or amended only by an instrument in writing duly executed by each of the parties hereto.
10.2. Entire Agreement: This Agreement and the attached Cross License Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof, and supersedes any and all prior understandings, whether written or oral.
10.3. No waiver: The failure of either party to insist upon strict performance of any obligation of the other party hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of its right to demand strict compliance in the future. No consent or waiver (expressed or implied) by either party, by one party of any breach or default in the performance of obligation hereunder by the other party shall constitute a consent or waiver of any other breach or default in the performance of any other obligation hereunder.
10.4. Notices: All notices required or permitted to be made or given pursuant to this Agreement shall be in writing and sent by first class mail, postage prepaid, and addressed to the last known address set forth below. Notices sent by registered or certified mail, return receipt requested, shall be presumed to have been received.
If to Cardiac Science:
Attn: CEO
Cardiac Science Corp.
3303 Montevilla Parkway
Bothell, WA 98021

If to Royal Philips or Philips Electronics:
Koninklijke Philips Electronics N.V.
c/o Philips Intellectual Property & Standards
Building WEP-3
P.O. Box 220
5600 AE Eindhoven
The Netherlands
F.a.o.: IP Licensing Executive
with a copy to:
Philips Electronics North America Corporation
1251 Avenue of the Americas
New York, New York, 10020
F.a.o. General Counsel
10.5. Headings. The headings used in this Agreement are for convenience reference only and shall not be used to interpret this Agreement.
10.6. Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which will constitute but one and the same instrument.
10.7. Succession: This Agreement and the Cross-License Agreement, and the rights and obligations granted and undertaken under both Agreements, shall be binding upon and inure to the benefit of the Parties hereto, and their successors, trustee(s) or receiver(s) in bankruptcy and permitted assigns. A Party shall not assign or transfer any rights under this agreement without prior written consent of the other Parties, except that it may assign or transfer its rights and obligations without prior written consent with a transfer of substantially all of its defibrillator business.
10.8. The Parties acknowledge and agree that they do not intend to convey any license, implied or express, or other rights to one another other than as expressly set forth herein or in the attached Cross-License Agreement.
          IN WITNESS WHEREOF, the Parties’ duly authorized representatives have executed this Agreement as of the day and year first above written.

CARDIAC SCIENCE CORPORATION

Date: April 24, 2007	By	/s/ John Hinson John Hinson
President & Chief Executive Officer

KONINKLIJKE PHILIPS ELECTRONICS N.V.

Date: April 24, 2007	By	/s/ Ruud Peters

Ruud Peters
Chief Executive Officer
Philips Intellectual Property & Standards

Its EVP Philips International B. V.

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION

Date: April 24, 2007	By	/s/ Michael Miller, Jr.

Michael Miller, Jr.
Philips Medical Systems

ATTACHMENT A
Cardiac Science Products
(This attachment has been omitted and will be provided to the Securities and Exchange Commission upon request).

ATTACHMENT B
Philips Products
(This attachment has been omitted and will be provided to the Securities and Exchange Commission upon request).

ATTACHMENT C
Proposed Motion to Dismiss
(This attachment has been omitted and will be provided to the Securities and Exchange Commission upon request).

ATTACHMENT D
Cross-License Agreement
(This attachment has been filed separately as Exhibit 10.69 to Cardiac Science Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).